EXHIBIT 10.33

May 16, 2012

Lucy Lee Helm

Dear Lucy,

Thank you for your contributions to the Company’s success and congratulations on your promotion to executive vice president, general counsel and secretary. I value your passion for the organization and look forward to you continuing in your new position effective May 14, 2012.

Here Are The Specifics Of Your Offer:

You will be paid bi-weekly at a base salary that annualizes to $450,000.
Executive Management Bonus Plan
You will be eligible to participate in the Executive Management Bonus Plan (EMBP) effective with your promotion. Your new bonus target will be 65% of your eligible base salary. For fiscal 2012 your bonus will be prorated based on your promotion date. From the beginning of fiscal 2012 up to your promotion date, your potential bonus will be under the General Management Incentive Plan (GMIP) at the 40% bonus target and from your promotion date through fiscal year end under the EMBP at 65%. Your potential bonus payout will be based on your salary at fiscal year end. For more information about the EMBP, please talk with your Partner Resources contact. Starbucks reserves the right to review, change, amend, or cancel incentive plans at any time.
Promotional Equity Award
You will be eligible to receive an equity award with an economic value of $700,000 (USD) under the 2005 Key Employee Sub-Plan to Starbucks Corporation Amended and Restated 2005 Long-Term Equity Incentive Plan (the "Key Employee Plan") with 50% in the form of restricted stock units and 50% in the form of stock options to purchase shares of Starbucks common stock. Your eligibility for the restricted stock units and stock options is subject to approval by the Compensation and Management Development Committee of the Board of Directors ("Committee") or its designee. The exercise price of the options will be the regular trading session closing price of a share of Starbucks stock on the date of grant. The grant date for your equity awards will be after you assume your new position and otherwise effective in accordance with the Company's equity grant timing guidelines. The restricted stock units will vest 50% after the second anniversary date of the grant and 50% after the fourth anniversary date of the grant, subject to your continued employment. The stock options will vest in equal installments over a period of four (4) years, beginning on the first anniversary date of the grant, subject to your continued employment.
Long-Term Incentive
Starbucks Total Pay philosophy includes long-term incentives. Each year, as determined by the Committee, you may be eligible to receive an equity award under the Key Employee Plan with 50% of the economic value in the form of performance restricted stock units and 50% of the economic value in the form of stock options to purchase shares of Starbucks common stock. Annual awards are typically granted in November and are contingent upon Committee approval after considering a number of factors, such as Company performance, share dilution, and competitive market data. Starbucks reserves the right to review, change, amend, or cancel long-term incentive plans at any time.
Stock Ownership
As a senior executive, the Company’s executive stock ownership guidelines will apply to you. The guidelines require covered executives to achieve a minimum investment in Starbucks stock within five (5) years. Your minimum investment as executive vice president and general counsel is two (2) times your annual base salary. A copy of the guidelines will be provided to you.
Executive Life Insurance
You will continue to receive partner life coverage equal to three (3) times your annualized base salary, paid for by Starbucks. You may purchase up to an additional two (2) times your annualized base salary (for a total of five (5) times salary) to a maximum life insurance benefit of $2,000,000.
Executive Physical Exam
You will continue to be eligible to participate in Starbucks executive physical program. For more information, please contact Partner Resources.
Section 16 Obligations
As executive vice president and general counsel, you will be subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended, and responsible for filings with the Securities Exchange Commission.  Starbucks legal counsel will assist you with your filings.
Recovery of Incentive Compensation Policy
As a Section 16 officer of the Company, you are also subject to the Starbucks Recovery of Incentive Compensation Policy (the “Clawback Policy”). The Clawback Policy is included in the attached consent which you are required to sign indicating that you have read and agree to the terms and conditions of the policy.
Insider Trading Policy
As an executive of the Company, you will continue to be prohibited from trading Starbucks securities (or, in some circumstances, the securities of companies doing business with Starbucks) from time to time in accordance with the Company’s Insider Trading Policy and Blackout Procedures.
Coffee Hedging
As an officer of the Company, you are prohibited from trading in coffee commodity futures for your own account. If you have further questions, please talk with your Partner Resources contact.

Your employment with Starbucks Coffee Company will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, not prohibited by law.

On behalf of the entire team, I wish you the best in your new role and look forward to your continued success and partnership.

Warm regards,

/s/ Howard Schultz

Howard Schultz
chairman, president and chief executive officer

cc:    Kalen Holmes
Partner File

Enc.    Confidentiality, Non-Solicitation, Non-Competition and Inventions Agreement
Starbucks Recovery of Incentive Compensation Policy Consent

I accept employment with Starbucks Coffee Company, or its wholly-owned subsidiaries, according to the terms set forth above.

___/s/ Lucy Lee Helm____________________        __5-16-12_____________
Lucy Lee Helm                        Date of Acceptance

Please return this signed letter, your confidentiality/non-compete agreement and recovery of incentive compensation policy consent to Kalen Holmes.

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